Exhibit 99.1

Transocean Ltd. Investor Relations and Communications Dept.

News Release
Analyst Contacts:	Thad Vayda
+1 713-232-7551

Diane Vento
+1 713-232-8015

Media Contact:	Guy A. Cantwell	FOR RELEASE: September 27, 2012
+1 713-232-7647

TRANSOCEAN LTD. ANNOUNCES MANAGEMENT CHANGES

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today announced that effective October 1, 2012, Ihab Toma has been named Executive Vice President, Chief of Staff.  In addition to continuing to oversee the company’s worldwide marketing effort, Mr. Toma will assume responsibility for Human Resources, Global Supply Chain, and Information Technology.  He will also provide strategic direction and help coordinate the implementation of the company’s vision and strategy across the organization.  Mr. Toma will continue to report to Steven L. Newman, President and Chief Executive Officer.

Additionally, John Stobart has been named Executive Vice President and Chief Operating Officer, effective October 1, 2012.  Mr. Stobart will also report to Mr. Newman.  Before joining the Company, Mr. Stobart served as Worldwide Drilling Manager for BHP Billiton Petroleum since 1994 in Australia, the United Kingdom and, most recently, in Houston, Texas. Prior to that role, he served in various positions with BHP Billiton beginning in 1988, including Manager Drilling for the Australia Division, Drilling Superintendent, Senior Drilling Supervisor, Senior Engineering Associate and Senior Drilling Engineer.  Before BHP Billiton, Mr. Stobart served in various engineering capacities with Husky Oil from 1984 to 1988 and Dome Petroleum Limited from 1979 to 1984.  He started his career with Vibrox Exploration Ltd. in 1976.  Mr. Stobart received his Bachelor’s degree in Mechanical Engineering from the University of Calgary and has also completed the London Business School Accelerated Development Program.

“John is an outstanding addition to our executive management team and we look forward to his contributions,” Steven Newman said. “John has extensive operational and engineering expertise and will continue to advance the process of operational improvement evident in our recent results.  I expect that he will be instrumental in taking the company to an even higher level of performance.”  Newman continued: “Ihab is uniquely qualified to lead the ongoing implementation of the company vision and strategies and the transformation of some key functional areas as the company repositions itself to ensure long-term competitiveness.”

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells.  The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of, 115 mobile offshore drilling units consisting of 48 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment drilling rigs), 25 Midwater Floaters, nine High-Specification Jackups, 32 Standard Jackups and one swamp barge.  Included in the 115 drilling units, the company has 32 Standard Jackups and one swamp barge classified as discontinued operations. We have two Ultra-Deepwater Drillships and three High-Specification Jackups under construction.

Additional information about Transocean can be found at www.deepwater.com.